                                                                      Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                           August 31, 2015

Almost Family, Inc. Completes Acquisition of Willcare Health Care
Major acquisition is second largest in Company history

Louisville, KY, August 31, 2015 – Almost Family, Inc. (Nasdaq: AFAM), a leading provider of home health nursing services, today announced that it has completed the previously announced acquisition of the stock of Willcare Health Care (Willcare).  With this acquisition, Almost Family will operate over 230 branches across 15 states and its annual net revenue run rate is expected to approach the $600 million mark.

Company Comments
William B. Yarmuth, Chairman and CEO of Almost Family, Inc., noted, “We are especially pleased to announce the long-awaited closing of this transaction.  I want, in particular, to thank the 1,800 employees of Willcare for their patience, trust and dedication in working through the unusually long New York approval period.  We are very much looking forward to building on the strong Willcare foundation as we continue our development efforts in the State of New York and elsewhere.”

Financial Update

The purchase price for the stock was $50.5 million, and is subject to no further adjustment.  The transaction was funded with borrowings on the Company’s senior secured revolving credit facility.

Excluding certain non-profitable Connecticut operations which were discontinued during the period, the acquired operations generated total revenues of approximately $29.4 million ($27.5 million of which was in New York), branch contribution of $4.7 million and home office costs of approximately $3.1 million in the six months ended June 2015.  The Company expects to realize home office synergies of approximately $2 million on a comparable period basis when integration activities have been completed.  The Company expects to incur transaction, transition and wind-down expenses of $1.5 million over the balance of 2015.

In March 2015 the Company closed on the acquisition of Willcare’s Ohio subsidiary.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations (following the closing of the Willcare transaction) in Florida,

 Ohio, Tennessee, New York, Connecticut, Kentucky, New Jersey, Massachusetts, Georgia, Pennsylvania, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment.  Altogether, with this transaction, Almost Family will operate over 230 branch locations in fifteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; the ability of the Company to integrate, manage and keep secure our information systems; changes in the marketplace and regulatory environment for Health Risk Assessments and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2014, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.

Contact:
Almost Family, Inc.
Steve Guenthner
(502) 891-1000